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                                                                    Exhibit 99.1

ALLEGHANY CORPORATION
375 Park Avenue
New York, New York  10152


                                                  Contact: Robert M. Hart
                                                           (212) 752-1356


                                                           FOR IMMEDIATE RELEASE

Alleghany Corporation Acquires Royal Specialty Underwriting, Inc.

NEW YORK, N.Y., July 1, 2003--Alleghany Corporation (NYSE: Y) announced today that it has completed the acquisition of Royal Specialty Underwriting, Inc. ("RSUI"), the Atlanta, Georgia-based excess and surplus underwriting agency subsidiary of Royal & Sun Alliance Insurance Group plc for approximately $115 million. Alleghany, through its wholly-owned subsidiary, Alleghany Insurance Holdings LLC, has acquired RSUI, renewal rights to the ongoing business underwritten by RSUI for insurance affiliates of Royal & Sun Alliance and the related net unearned premium reserve portfolio of approximately $320.0 million. The transaction excludes loss reserves associated with business previously underwritten by RSUI for insurance affiliates of Royal & Sun Alliance.

         To support future business to be underwritten by RSUI, Alleghany has acquired Underwriters Reinsurance Company ("URC"), an insurance company admitted in 50 states, from Swiss Re America Holding Corporation and capitalized it at approximately


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$500.0 million.  A.M. Best Co. has assigned a financial strength rating of A
(Excellent) to URC.

         URC expects to acquire Landmark American Insurance Company, a surplus lines insurance company, from Royal & Sun Alliance during the third quarter to write non-admitted or surplus business underwritten by RSUI. It is expected that the name of URC will be changed to RSUI Indemnity Company and that the name of RSUI will be changed to Resurgens Specialty Underwriting, Inc. Pending satisfaction of regulatory rate and form filings by URC and the acquisition of Landmark, RSUI will underwrite on policies issued by insurance affiliates of Royal & Sun Alliance and fully reinsured by URC.

         RSUI underwrites specialty insurance coverages through wholesale brokers and producers. RSUI underwritten business ranks in the top 11 excess & surplus underwriters based on 2001 net premiums written and has consistently generated underwriting profits since its inception in 1988. Premiums related to RSUI underwritten business are evenly split between the admitted and non-admitted insurance markets, with approximately 68.0% of total premiums written for specialty property coverages. For the year-ended December 31, 2002, RSUI underwritten business had generated net written premiums of $515.0 million, and for the first quarter of 2003, net written premiums of $162.0 million.

         Management and the approximately 280 employees of RSUI, based in Atlanta and Sherman Oaks, California, will continue with the newly formed RSUI Group, Inc. James Dixon will continue to serve as the Chairman of RSUI, E.G. Lassiter will continue as the President and Dave Leonard will continue as Executive Vice President.




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         Alleghany is engaged through its subsidiaries, Alleghany Insurance
Holdings LLC, World Minerals Inc. and Heads & Threads International LLC, in the businesses of insurance, industrial minerals and industrial fasteners. Alleghany Insurance Holdings LLC's subsidiaries include Capitol Transamerica Corporation which will be operated separately from the RSUI business.

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